UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

December 7, 2017

(Date of Report)

November 8, 2017

(Date of Earliest Reported Event)

AMERICATOWNE Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55206	46-5488722
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4700 Homewood Court, Suite 100, Raleigh, North Carolina 27609

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(888) 406 2713

(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter. ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

United States Trade Center Service Provider Agreements – San Francisco, California

AmericaTowne, Inc., a Delaware corporation (the “Company”) entered into a United States Trade Center Provider Agreement with Elizah Wanjiru Wainaina for operations in San Francisco, California (the “Wainaina Agreement”). Ms. Wainaina is not an affiliate or beneficial shareholder of the Company, or vendor or creditor to the Company. Unless terminated early pursuant to Section 1 of the Wainaina Agreement, the Wainaina Agreement terminates on December 31, 2021. The Company retains the option to extend the Wainaina Agreement to December 7, 2025 provided written notice is given prior to October 31, 2021.

For the services provided by Wainaina, the Company retains the option to pay a fee equal to 1% to 13% of the gross value of all funds, insurance, loans and or guarantees charged and collected from those businesses and individuals participating or contracting with the Company’s export program. The Company has granted Wainaina a stock award of 25,000 shares of the Company’s restricted stock to be issued by or before November 8, 2018. Starting February 28, 2018, provided Wainaina has met the agreed upon production schedule, a monthly stipend will be paid to Wainaina solely based on the discretion of the Company. The Company has also issued a stock option to Wainaina to purchase 25,000 shares of common stock in the Company at $1.50 per share for each year the Wainaina Agreement is in effect for up to five years to be exercised by or before December 31st of the given year.

Wainaina has agreed to pay the Company a nonrefundable service fee of $55,000 (the “Wainaina Service Fee”). The Service Fee is paid for deliverables including the formation and registration of the joint venture limited liability company, which has not been organized as of the date of this filing, and the delivery of marketing materials by Wainaina for approval by the Company. The Wainaina Service Fee is to be paid as follows: $2,000 upon execution of the Wainaina Agreement and monthly payments of $500 a month for sixty months with the first monthly payment due on January 30, 2018. After the sixty monthly payments, Wainaina will make two monthly payments on the sixty-first and sixty-second month of $11,000.

As disclosed in prior filings, the general purpose behind the United States Trade Center Service Provider Agreements is for the specific “Service Provider,” defined therein, to support the operations of the Company’s programs in a specific geographical area, in this case, San Francisco. As a Service Provider, Wainaina represents to the Company that she has experience working with individuals and businesses who may be candidates for the Company’s operations and business, including but not limited to, experience assisting businesses and entrepreneurs who may be candidates for occupancy and participation in an AmericaTowne community, or facilitating the acquisition of goods and performing services to the Company, securing funding (credit lines, loans and loan guarantees), insurance, supplier and export contracts and other related services that could assist candidates in conducting business with the Company. These services are referred to in similar and previously disclosed agreements as “Support Services.”

            In consideration for the Service Provider entering into the Trade Center Agreement, the parties agree to form a joint venture limited liability company (or similarly structured entity upon consent of the parties) in which the Service Provider would be issued a specific percentage of equity and would deploy its resources in furtherance of an AmericaTowne community in a given geographical area. Each party has agreed to a mutual compensation schedule, which is incorporated into the United States Trade Center Service Provider Agreement resulting in a fully integrated and materially definitive agreement. The reader is directed to the exhibits for the full copy of the Wainaina Agreement.

SECTION 9 – FINANCIAL STATEMENT AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	United States Trade Center Service Provider Agreement (Wainaina)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICATOWNE, INC. By: /s/ Alton Perkins Alton Perkins Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary Dated: November 7, 2017